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                                  October 1, 1996



Board of Directors
Omniquip International, Inc.
369 West Western Avenue
Port Washington, Wisconsin  53074


Gentlemen:

    I hereby consent to be named as a director nominee in the Registration Statement on Form S-1 pertaining to the proposed initial public offering of shares of common stock, par value $.01 per share, of Omniquip International, Inc.


                        Very truly yours,

                        /s/ Jerry E. Ritter

                        Jerry E. Ritter